Exhibit 99.1

Itron Announces Second Quarter 2012 Financial Results

LIBERTY LAKE, Wash.--(BUSINESS WIRE)--August 1, 2012--Itron, Inc. (NASDAQ:ITRI) announced today financial results for its second quarter and six months ended June 30, 2012. Highlights include:

  Quarterly and six month revenues of $579 million and $1.2 billion;
  Quarterly and six month GAAP diluted net earnings per share of 79 cents and $1.42;
  Quarterly and six month non-GAAP diluted net earnings per share of $1.16 and $2.06;
  Six month cash flow from operations and free cash flow of $92 million and $69 million;
  Quarterly and six month adjusted EBITDA of $81 million and $148 million;
  Twelve-month backlog of $637 million and total backlog of $1.1 billion; and
  Quarterly bookings of $447 million.

“I am pleased with our business execution in the second quarter,” said LeRoy Nosbaum, Itron’s president and chief executive officer. “While revenue was flat year-over-year at constant currency, we improved gross margin in both segments as we continue to focus on efficiencies and resource prioritization. We are executing well on a number of initiatives, including our global manufacturing restructuring and the integration of our recent SmartSynch acquisition, and we continue to invest in our sales teams and product development efforts to position us for upcoming global smart grid opportunities.”

Financial Results

Revenues were $579 million for the quarter and $1.2 billion for the first six months of 2012, compared with $612 million and $1.2 billion in the same periods in 2011. Changes in foreign currency exchange rates unfavorably impacted revenue by $35 million for the quarter and $48 million for the first six months of 2012. Excluding the impact from foreign currency, revenues increased $2 million over the prior year quarter and $22 million over the six month period of 2011. Revenue for the quarter and first six months, excluding the foreign currency impact, increased due to OpenWay project revenue in North America and growth in the Water segment, offset by a decrease in Gas revenue. Approximately $4 million in revenue was included in the quarter and first six months of 2012 related to our acquisition of SmartSynch which was finalized on May 1, 2012.

Gross margin for the quarter was 34.0 percent compared with the prior year period margin of 31.3 percent. For the first six months of 2012, gross margin was 33.0 percent compared with 32.0 percent in the prior year period. Gross margin improved over the prior year for the quarter and first six months primarily due to lower warranty costs, which positively impacted gross margin by 1.6 percentage points in the quarter and 0.3 percentage points in the six month period, improved gross margin on OpenWay projects, product mix and lower manufacturing costs in both the Energy and Water segments.

GAAP operating expenses were $151 million in the quarter and $294 million for the first six months of 2012, compared with $144 million and $279 million in the same periods of 2011. Changes in foreign currency exchange rates favorably impacted operating expenses by $8 million for the quarter and $12 million for the first six months of 2012. The increase in expenses for the quarter and six month period was due to an increase of approximately $5 million related to the inclusion of SmartSynch’s operations, increased global sales and marketing activity and product development efforts, and higher restructuring costs. GAAP operating income for the quarter and first six months of 2012 was $46 million and $86 million, compared with $48 million and $98 million in the respective 2011 periods. Changes in foreign currency rates reduced operating income $1 million in the quarter and $2 million in the first six months of 2012.

Net interest expense was $2.4 million for the quarter and $4.7 million for the six month period compared with $11.3 million and $23.1 million in the same periods last year. The decrease in net interest expense was due to a reduced principal balance and lower effective interest rates. The company refinanced its bank debt in August 2011 which significantly reduced the interest rate.

GAAP net income and diluted EPS for the quarter and six month period was $31.6 million, or 79 cents per share, and $57.0 million, or $1.42 per share. This compares to net income of $34.4 million, or 84 cents per share, and $61.6 million, or $1.50 per share in the same periods in 2011. The 2012 net income for the quarter and first six months was positively impacted by decreased interest expense which was offset by an increase in tax expense driven by discrete tax benefits recognized in the prior year.

Non-GAAP operating expenses for the quarter and six month period, which excludes amortization of intangibles, restructuring charges and acquisition related expenses, increased $4 million and $13 million over the respective periods in 2011. The increase in non-GAAP operating expenses for both periods was due to an increase of approximately $4 million related to the inclusion of SmartSynch’s operations, increased global sales and marketing activity and product development efforts. Foreign currency favorably impacted non-GAAP operating expenses by $7 million in the quarter and $10 million in the first six months of 2012. Non-GAAP operating income was $67 million and $122 million for the quarter and six month period, compared with $66 million and $132 million in the same periods in 2011. Changes in foreign currency rates reduced non-GAAP operating income $3 million in the quarter and the first six months of 2012.

Non-GAAP net income and diluted EPS for the quarter and six month period was $46.5 million, or $1.16 per share, and $82.9 million, or $2.06 per share. This compares to $49.1 million or $1.20 per share, and $89.7 million, or $2.18 per share in the same periods in 2011. Non-GAAP net income for the quarter was positively impacted by improved gross margin and decreased interest expense, offset by increased tax expense. The decrease in non-GAAP net income for the six month period was due to higher operating expenses and increased tax expense, partially offset by decreased interest expense.

During the quarter, the company repurchased 419,600 shares of Itron common stock at an average price of $36.66 per share pursuant to Board authorization to repurchase up to $100 million of Itron common stock during a 12 month period beginning October 2011. As of June 30, 2012 the company had repurchased approximately 1.5 million shares of Itron common stock at an average price of $36.33 per share since inception of the program, representing 3.7 percent of total shares outstanding as of October 2011.

Financial Guidance

Itron’s guidance for the full-year 2012 is as follows:

• Revenue between $2.1 billion and $2.2 billion

• Non-GAAP diluted EPS between $3.80 and $4.00

The company’s guidance assumes a gross margin of approximately 33.5 percent for the year, a Euro to U.S. dollar average exchange rate of $1.23 for the second half of 2012, average shares outstanding of approximately 40 million and a non-GAAP effective tax rate for the year of 27 percent.

Earnings Conference Call:

Itron will host a conference call to discuss the financial results and guidance contained in this release at 5:00 p.m. Eastern Daylight Time (EDT) on August 1, 2012. The call will be webcast in a listen-only mode. Webcast information and conference call materials will be made available 15 minutes before the start of the call and are accessible on Itron’s website at www.itron.com under the Investors page. The webcast replay will begin after the conclusion of the live call and will be available for two weeks. A telephone replay of the call will also be available approximately one hour after the conclusion of the live call, for 48 hours, and is accessible by dialing 888-203-1112 (Domestic) or 719-457-0820 (International), entering passcode 5714755.

About Itron

Itron is a global technology company. We build solutions that help utilities measure, monitor and manage energy and water. Our broad product portfolio includes electricity, gas, water and thermal energy measurement and control technology; communications systems; software; and professional services. With thousands of employees supporting nearly 8,000 utilities in more than one hundred countries, Itron empowers utilities to responsibly and efficiently manage energy and water resources. Join us in creating a more resourceful world, start here: www.itron.com.

Forward Looking Statements:

This release contains forward-looking statements concerning our expectations about operations, financial performance, sales, earnings and cash flows. These statements reflect our current plans and expectations and are based on information currently available. The statements rely on a number of assumptions and estimates, which could be inaccurate, and which are subject to risks and uncertainties that could cause our actual results to vary materially from those anticipated. Risks and uncertainties include the rate and timing of customer demand for our products, rescheduling of current customer orders, changes in estimated liabilities for product warranties, changes in laws and regulations, our dependence on new product development and intellectual property, future acquisitions, changes in estimates for stock-based and bonus compensation, increasing volatility in foreign exchange rates, international business risks and other factors that are more fully described in our Annual Report on Form 10-K for the year ended December 31, 2011 and other reports on file with the Securities and Exchange Commission. Itron undertakes no obligation to update publicly or revise any forward-looking statements, including our business outlook.

Non-GAAP Financial Information:

To supplement our consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. We provide these non-GAAP financial measures because we believe they provide greater transparency and represent supplemental information used by management in its financial and operational decision making. Specifically, these non-GAAP financial measures are provided to enhance investors’ overall understanding of our current financial performance and our future anticipated performance by excluding infrequent or non-cash costs, particularly those associated with acquisitions. We exclude certain costs in our non-GAAP financial measures as we believe the net result is a measure of our core business. Non-GAAP performance measures should be considered in addition to, and not as a substitute for, results prepared in accordance with GAAP. Our non-GAAP financial measures may be different from those reported by other companies. A more detailed discussion of why we use non-GAAP financial measures, the limitations of using such measures, and reconciliations between non-GAAP and the nearest GAAP financial measures are included in this press release.

Statements of operations, segment information, balance sheets, cash flow statements and reconciliations of non-GAAP financial measures to the most directly comparable GAAP financial measures follow.

ITRON, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues	$579,140	$612,401	$1,150,780	$1,176,092
Cost of revenues	382,395	420,450	770,930	799,163
Gross profit	196,745	191,951	379,850	376,929

Operating expenses
Sales and marketing	50,847	48,671	100,703	93,149
Product development	46,640	40,628	90,996	80,770
General and administrative	33,450	36,463	70,020	71,135
Amortization of intangible assets	12,025	16,197	23,938	31,794
Restructuring expense	7,720	1,907	8,509	1,907
Total operating expenses	150,682	143,866	294,166	278,755

Operating income	46,063	48,085	85,684	98,174
Other income (expense)
Interest income	177	168	370	476
Interest expense	(2,606)	(11,420)	(5,043)	(23,534)
Other income (expense), net	(779)	(1,350)	(2,955)	(2,940)
Total other income (expense)	(3,208)	(12,602)	(7,628)	(25,998)

Income before income taxes	42,855	35,483	78,056	72,176
Income tax (provision) benefit	(10,564)	80	(20,193)	(9,487)
Net income	32,291	35,563	57,863	62,689
Net income attributable to non-controlling interests	676	1,127	895	1,133
Net income attributable to Itron, Inc.	$31,615	$34,436	$56,968	$61,556

Earnings per common share - Basic	$0.79	$0.85	$1.43	$1.52
Earnings per common share - Diluted	$0.79	$0.84	$1.42	$1.50

Weighted average common shares outstanding - Basic	39,887	40,670	39,900	40,608
Weighted average common shares outstanding - Diluted	40,126	41,077	40,170	41,059

ITRON, INC.
SEGMENT INFORMATION

(Unaudited, in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenues
Energy
Electricity	$283,484	$291,230	$567,944	$566,801
Gas	161,114	183,185	314,401	339,430
Total Energy	$444,598	$474,415	$882,345	$906,231
Water	134,542	137,986	268,435	269,861
Total Company	$579,140	$612,401	$1,150,780	$1,176,092

Gross profit
Energy	$148,951	$144,753	$283,554	$282,337
Water	47,794	47,198	96,296	94,592
Total Company	$196,745	$191,951	$379,850	$376,929

Operating income (loss)
Energy	$47,069	$45,463	$85,233	$88,631
Water	11,666	13,755	27,603	30,609
Corporate unallocated	(12,672)	(11,133)	(27,152)	(21,066)
Total Company	$46,063	$48,085	$85,684	$98,174

METER AND MODULE SUMMARY

(Units in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Meters
Standard	4,620	5,070	9,500	9,940
Advanced and Smart	2,160	2,040	4,410	3,930
Total meters	6,780	7,110	13,910	13,870

Stand-alone communication modules
Advanced and Smart	1,960	1,850	3,550	3,280

ITRON, INC.
CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)
	June 30, 2012	December 31, 2011
ASSETS
Current assets
Cash and cash equivalents	$102,800	$133,086
Accounts receivable, net	394,065	371,641
Inventories	196,647	195,837
Deferred tax assets current, net	58,175	58,172
Other current assets	92,662	81,618
Total current assets	844,349	840,354

Property, plant, and equipment, net	252,085	262,670
Deferred tax assets noncurrent, net	16,502	22,144
Other long-term assets	29,520	62,704
Intangible assets, net	254,017	239,500
Goodwill	664,440	636,910
Total assets	$2,060,913	$2,064,282

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable	$234,714	$246,775
Other current liabilities	68,889	53,734
Wages and benefits payable	86,557	93,730
Taxes payable	11,928	11,526
Current portion of debt	15,000	15,000
Current portion of warranty	42,861	52,588
Unearned revenue	38,202	37,369
Total current liabilities	498,151	510,722

Long-term debt	440,000	437,502
Long-term warranty	23,507	26,948
Pension plan benefit liability	60,822	62,449
Deferred tax liabilities noncurrent, net	23,941	31,699
Other long-term obligations	74,811	73,417
Total liabilities	1,121,232	1,142,737

Commitments and contingencies

Equity
Preferred stock	-	-
Common stock	1,304,089	1,319,222
Accumulated other comprehensive loss, net	(61,794)	(37,160)
Accumulated deficit	(318,169)	(375,137)
Total Itron, Inc. shareholders' equity	924,126	906,925
Non-controlling interests	15,555	14,620
Total equity	939,681	921,545
Total liabilities and equity	$2,060,913	$2,064,282

ITRON, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in thousands)
	Six Months Ended June 30,
	2012	2011
Operating activities
Net income	$57,863	$62,689
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	54,271	64,299
Stock-based compensation	9,256	9,518
Amortization of prepaid debt fees	763	2,265
Amortization of convertible debt discount	-	5,336
Deferred taxes, net	628	6,081
Restructuring expense, non-cash	1,487	-
Other adjustments, net	(11)	(848)
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable	8,046	(12,106)
Inventories	(2,786)	(36,668)
Other current assets	(13,663)	(21,268)
Other long-term assets	3,559	(22,993)
Accounts payables, other current liabilities, and taxes payable	(5,817)	16,523
Wages and benefits payable	(11,244)	(21,531)
Unearned revenue	5,627	24,159
Warranty	(11,991)	9,510
Other operating, net	(3,598)	2,726
Net cash provided by operating activities	92,390	87,692

Investing activities
Acquisitions of property, plant, and equipment	(23,547)	(28,712)
Business acquisitions, net of cash equivalents acquired	(79,605)	(14,635)
Other investing, net	3,993	513
Net cash used in investing activities	(99,159)	(42,834)

Financing activities
Proceeds from borrowings	70,000	-
Payments on debt	(67,502)	(55,630)
Issuance of common stock	2,407	2,553
Repurchase of common stock	(25,976)	-
Other financing, net	(271)	(319)
Net cash used in financing activities	(21,342)	(53,396)

Effect of foreign exchange rate changes on cash and cash equivalents	(2,175)	7,345
Increase (decrease) in cash and cash equivalents	(30,286)	(1,193)
Cash and cash equivalents at beginning of period	133,086	169,477
Cash and cash equivalents at end of period	$102,800	$168,284

Itron, Inc.

About Non-GAAP Financial Measures

The accompanying press release contains non-GAAP financial measures. To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use certain non-GAAP financial measures, including non-GAAP operating expense, non-GAAP operating income, non-GAAP net income, non-GAAP diluted EPS, adjusted EBITDA, and free cash flow. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures please see the table captioned “Reconciliations of Non-GAAP Financial Measures to Most Directly Comparable GAAP Financial Measures.”

We use these non-GAAP financial measures for financial and operational decision making and as a means for determining executive compensation. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and ability to service debt by excluding certain expenses that may not be indicative of our recurring core operating results. These non-GAAP financial measures facilitate management’s internal comparisons to our historical performance as well as comparisons to our competitors’ operating results. Our executive compensation plans exclude non-cash charges related to amortization of intangibles and non-recurring discrete cash and non-cash charges that are infrequent in nature such as purchase accounting adjustments, restructuring charges or goodwill impairment charges. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting and analyzing future periods. We believe these non-GAAP financial measures are useful to investors because they provide greater transparency with respect to key metrics used by management in its financial and operational decision making and because they are used by our institutional investors and the analyst community to help them analyze the health of our business.

Non-GAAP operating expense and non-GAAP operating income – We define non-GAAP operating expense as operating expense excluding certain expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We define non-GAAP operating income as operating income excluding the expenses related to the amortization of intangible assets, restructuring, acquisitions and goodwill impairment. We consider these non-GAAP financial measures to be useful metrics for management and investors because they exclude the effect of expenses that are related to previous acquisitions and restructurings. By excluding these expenses we believe that it is easier for management and investors to compare our financial results over multiple periods and analyze trends in our operations. For example, expenses related to amortization of intangible assets are decreasing, which is improving GAAP operating margins, yet the improvement in GAAP operating margins due to this lower expense is not necessarily reflective of an improvement in our core business. There are some limitations related to the use of non-GAAP operating expense and non-GAAP operating income versus operating expense and operating income calculated in accordance with GAAP. Non-GAAP operating expense and non-GAAP operating income exclude some costs that are recurring. Additionally, the expenses that we exclude in our calculation of non-GAAP operating expense and non-GAAP operating income may differ from the expenses that our peer companies exclude when they report the results of their operations. We compensate for these limitations by providing specific information about the GAAP amounts we have excluded from our non-GAAP operating expense and non-GAAP operating income and evaluating non-GAAP operating expense and non-GAAP operating income together with GAAP operating expense and GAAP operating income.

Non-GAAP net income and non-GAAP diluted EPS – We define non-GAAP net income as net income excluding the expenses associated with amortization of intangible assets, restructuring, acquisitions, goodwill impairment, amortization of debt placement fees and amortization of convertible debt discount. We define non-GAAP diluted EPS as non-GAAP net income divided by the weighted average shares, on a diluted basis, outstanding during each period. We consider these financial measures to be useful metrics for management and investors for the same reasons that we use non-GAAP operating income. The same limitations described above regarding our use of non-GAAP operating income apply to our use of non-GAAP net income and non-GAAP diluted EPS. We compensate for these limitations by providing specific information regarding the GAAP amounts excluded from these non-GAAP measures and evaluating non-GAAP net income and non-GAAP diluted EPS together with GAAP net income and GAAP diluted EPS.

Adjusted EBITDA – We define adjusted EBITDA as net income (a) minus interest income, (b) plus interest expense, depreciation and amortization of intangible asset expenses, restructuring expense, acquisition related expenses and goodwill impairment and (c) exclude the tax expense or benefit. We believe that providing this financial measure is important for management and investors to understand our ability to service our debt as it is a measure of the cash generated by our core business. Management uses adjusted EBITDA as a performance measure for executive compensation. A limitation to using adjusted EBITDA is that it does not represent the total increase or decrease in the cash balance for the period and the measure includes some non-cash items and excludes other non-cash items. Additionally, the items that we exclude in our calculation of adjusted EBITDA may differ from the items that our peer companies exclude when they report their results. Management compensates for this limitation by providing a reconciliation of this measure to GAAP net income.

Free cash flow – We define free cash flow as net cash provided by operating activities less cash used for acquisitions of property, plant, and equipment. We believe free cash flow provides investors with a relevant measure of liquidity and a useful basis for assessing our ability to fund our operations and repay our debt. The same limitations described above regarding our use of non-GAAP operating income apply to our use of free cash flow. We compensate for these limitations by providing specific information regarding the GAAP amounts and reconciling to free cash flow.

The accompanying tables have more detail on the GAAP financial measures that are most directly comparable to the non-GAAP financial measures and the related reconciliations between these financial measures.

ITRON, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
TO THE MOST DIRECTLY COMPARABLE GAAP FINANCIAL MEASURES

(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
NON-GAAP OPERATING INCOME - ENERGY
Energy - GAAP operating income	$47,069	$45,463	$85,233	$88,631
Amortization of intangible assets	8,710	11,722	17,342	23,047
Restructuring expense	3,151	917	3,754	917
Acquisition related expenses	480	-	480	-
Energy - Non-GAAP operating income	$59,410	$58,102	$106,809	$112,595

NON-GAAP OPERATING INCOME - WATER
Water - GAAP operating income	$11,666	$13,755	$27,603	$30,609
Amortization of intangible assets	3,315	4,475	6,596	8,747
Restructuring expense	4,102	489	4,120	489
Water - Non-GAAP operating income	$19,083	$18,719	$38,319	$39,845

NON-GAAP OPERATING LOSS - CORPORATE UNALLOCATED
Corporate unallocated - GAAP operating loss	$(12,672)	$(11,133)	$(27,152)	$(21,066)
Restructuring expense	467	501	635	501
Acquisition related expenses	897	-	2,918	-
Corporate unallocated - Non-GAAP operating loss	$(11,308)	$(10,632)	$(23,599)	$(20,565)

NON-GAAP OPERATING INCOME
GAAP operating income	$46,063	$48,085	$85,684	$98,174
Amortization of intangible assets	12,025	16,197	23,938	31,794
Restructuring expense	7,720	1,907	8,509	1,907
Acquisition related expenses	1,377	-	3,398	-
Non-GAAP operating income	$67,185	$66,189	$121,529	$131,875

NON-GAAP OPERATING EXPENSE
Total Company - GAAP operating expense	$150,682	$143,866	$294,166	$278,755
Amortization of intangible assets	(12,025)	(16,197)	(23,938)	(31,794)
Restructuring expense	(7,720)	(1,907)	(8,509)	(1,907)
Acquisition related expenses	(1,377)	-	(3,398)	-
Total Company - Non-GAAP operating expense	$129,560	$125,762	$258,321	$245,054

NON-GAAP NET INCOME & DILUTED EPS
GAAP net income	$31,615	$34,436	$56,968	$61,556
Amortization of intangible assets	12,025	16,197	23,938	31,794
Amortization of debt placement fees	415	908	763	2,162
Amortization of convertible debt discount	-	2,693	-	5,336
Restructuring expense	7,720	1,907	8,509	1,907
Acquisition related expenses	1,377	-	3,398	-
Income tax effect of non-GAAP adjustments	(6,644)	(6,995)	(10,649)	(13,091)
Non-GAAP net income	$46,508	$49,146	$82,927	$89,664

Non-GAAP diluted EPS	$1.16	$1.20	$2.06	$2.18

Weighted average common shares outstanding - Diluted	40,126	41,077	40,170	41,059

ADJUSTED EBITDA
GAAP net income	$31,615	$34,436	$56,968	$61,556
Interest income	(177)	(168)	(370)	(476)
Interest expense	2,606	11,420	5,043	23,534
Income tax provision (benefit)	10,564	(80)	20,193	9,487
Depreciation and amortization	27,044	32,768	54,271	64,299
Restructuring expense	7,720	1,907	8,509	1,907
Acquisition related expenses	1,377	-	3,398	-
Adjusted EBITDA	$80,749	$80,283	$148,012	$160,307

FREE CASH FLOW
Net cash provided by operating activities	$38,387	$51,679	$92,390	$87,692
Acquisitions of property, plant, and equipment	(11,504)	(17,462)	(23,547)	(28,712)
Free Cash Flow	$26,883	$34,217	$68,843	$58,980

CONTACT:
Itron, Inc.
Barbara Doyle, Vice President, Investor Relations, 509-891-3443
barbara.doyle@itron.com
or
Marni Pilcher, Director, Investor Relations, 509-891-3847
marni.pilcher@itron.com